EXHIBIT 10.34

August 6, 2007

FIRST ALBANY COMPANIES INC.
677 Broadway
Albany, New York 12207
Attn: Brian Coad, Chief Financial Officer

Re:
LIBOR RATE, UNSECURED, loan in the original principal amount of $20,000,000.00 (the “Loan”) from KeyBank National Association (“KeyBank”) to FIRST ALBANY COMPANIES INC. (“Borrower”) pursuant to a Loan Agreement RE: $20,000,000.00 TERM LOAN by and between KeyBank and the Borrower (the “Loan Agreement”), and obligations of the Borrower under Master Lease Agreements dated September 25, 1996 and all outstanding schedules thereunder (the “Lease”) between Borrower and Key Equipment Finance Inc. f/k/a KeyCorp Leasing Ltd (“KEF” and collectively with KeyBank, the “Bank”)

Dear Mr. Coad:

The Bank has been informed that Borrower has entered into an agreement (the “MP Agreement”) to receive an equity investment from an affiliate of MatlinPatterson Global Opportunities Partners II (the substantive consummation of which is referred to herein as the “MP Transaction”). The Bank has been further informed that Borrower has entered into an agreement (the “DEPFA Agreement”) for the sale of the Municipal Capital Markets Group of its wholly owned subsidiary First Albany Capital Inc. (the “Subsidiary”) to DEPFA BANK plc (“DEPFA”) and the related purchase by DEPFA of First Albany’s municipal bond inventory (the substantive consummation of which is referred to herein as the “DEPFA Transaction” and together with the MP Transaction, collectively the “Transactions” and individually a “Transaction”). At the request of the Borrower, the Bank has engaged in telephonic discussion with you and representatives of MatlinPatterson Global Opportunities Partners II (“MP”). This letter shall serve to confirm the agreement reached between the Bank and the Borrower with respect to the Borrower’s obligations under the Loan Agreement and Lease with respect to the DEPFA Transaction and MP Transaction.. All terms used herein which are not defined herein but are defined in the Loan Agreement, shall have that meaning ascribed to such term in the Loan Agreement.

The Bank and the Borrower (collectively the “Parties”) do each hereby acknowledge that the Parties do not agree on the interpretation and/or enforcement of each of the Parties respective rights under the Loan Agreement and/or the Lease, therefore, the Parties acknowledge and agree that neither the Bank nor the Borrower has waived or is waiving any of its rights under the Loan Agreement and/or the Lease, except for those waivers and/or modifications as expressly set forth in sub provisions (i), (v), (vi) and/or (vii) herein.

The Bank and the Borrower have agreed as follows:

(i)
Commencing on the date of this letter and continuing for so long as (a) the Borrower shall comply in all material respects with all of the terms of this letter, (b) no Event of Default, as defined in the Loan Agreement and/or the Lease, as the same are expressly modified in sub provisions (i), (v), (vi) and/or (vii) hereof (each an “EOD”), shall occur and (c) the Borrower shall use and take commercially reasonable efforts necessary and/or desirable to effectuate the intent of the Borrower to consummate/close the MP Transaction on or before November 30, 2007 (any event specified and/or arising as contemplated by provisions (a), (b) and the failure to satisfy any requirement of provision (c) of this sub provisions (i) being referred to herein as a “Waiver Termination Event”), but without limiting and/or affecting the termination of the Waiver upon the occurrence of a Waiver Termination Event, KeyBank and KEF waive all EODs (if any) arising from, in connection with or as a result of the MP Agreement, the MP Transaction, the DEPFA Agreement or DEPFA Transaction. Upon the occurrence of a Waiver Termination Event the waiver set forth in this sub provision (i) hereof (the “Waiver”) shall automatically terminate and expire without any action on the part of the Bank and such Waiver shall be of no force and effect following the occurrence of any Waiver Termination Event. Notwithstanding the forgoing and in limitation thereof, the Bank does hereby acknowledge that (i) upon consummation (or “closing” as defined in the DEPFA Agreement) of the DEPFA Transaction (the “DEPFA Closing”) and (ii) the provision to KeyBank and/or KEF of the remittances/payments required/contemplated by sub provision (ii) hereof, KeyBank and KEF shall and shall be deemed to have irrevocably waived all EODs (if any) arising from, in connection with or as a result of the DEPFA Agreement or DEPFA Transaction. Furthermore, without waiving any of the obligations of the Borrower hereunder, the Bank acknowledges, that (i) the Borrower is not guaranteeing the occurrence of the MP Closing by November 30, 2007 and (b) the obligations of the Borrower as set forth in sub provision (c) of this sub provision (i) to use and take necessary and/or desirable commercially reasonable efforts, shall not impose upon the Borrower any duty and/or obligation to materially change the MP Transaction from the form of transaction contemplated as of the date of this letter and/or materially change the terms of the MP Agreement.

(ii)
Upon the DEPFA Closing and subject to the provisions hereof, the Borrower will (a) repay the outstanding Loan together with unpaid accrued interest thereon and all other obligations of the Borrower then outstanding under the Loan Agreement (collectively the “Loan Agreement Obligations”) and (b) pay in full and discharge all of the obligations and/or liabilities of the Borrower under the Lease, such obligations, including, but not limited to, those obligations of the Borrower and any Affiliate thereof to KEF (the “Lease Obligations”); provided however that if the DEPFA Closing should occur prior to consummation of the MP Transaction then (x) the Borrower shall only be obligated (prior to consummation of the MP Transaction) to prepay an aggregate amount of the Loan Agreement Obligations and the Lease Obligations equal to 75% of the net proceeds received by the Borrower in connection with the DEPFA Transaction (such net proceeds in any event to be net of amounts required to remain at the subsidiary level in connection with (i) any agreement to which none of DEPFA, MP, an Affiliate or person or entity controlled by, controlling or under common control with any of them or the Borrower (each a “Borrower Related Entity”), is a party, or (ii) the consent of any person or entity that is not a Borrower Related Entity (including, without limitation, the NYSE) or the Borrower and (y) upon the later consummation of the MP Transaction the Borrower shall repay in full all remaining amounts of the Loan Agreement Obligations and the Lease Obligations and, without affecting any obligation contained herein, until the later of (i) the closing and/or consummation of one of the Transactions and (ii) the payment in full of the Lease Obligations and the Loan Agreement Obligations, the Borrower shall pay the Loan Agreement Obligations and the Lease Obligations as contemplated by the Loan Agreement and the Lease, subject to the modifications contained herein. The Borrower has requested that prior to the DEPFA Closing KeyBank and KEF prepare payoff letters with respect thereto which KeyBank and KEF undertake to do.

(iii)
Notwithstanding the foregoing, in the event that the DEPFA Closing has not occurred on or before September 30, 2007 or a DEPFA Closing Termination Event, as hereinafter defined, has occurred on or before such date, the Borrower will (and hereby covenants to) use and take commercially reasonable efforts necessary and/or desirable to obtain a commitment in a form and from a financial institution/third party lender, both reasonably acceptable to the Bank (the “Acceptable Refinancing Commitment”) on or before October 31, 2007, in order to remit to the Bank amounts necessary to pay in full the Loan Agreement Obligations and the Lease Obligations as set forth in detail in the payoff letters to be delivered to the Borrower by KeyBank and KEF set forth in ¶”ii” above (the “Payoff Letters”). The Borrower hereby covenants, upon the closing of an Acceptable Refinancing Commitment, to remit to KeyBank and KEF amounts necessary to pay in full the Loan Agreement Obligations and the Lease Obligations as set forth in detail in the Payoff Letters. A “DEPFA Closing Termination Event” shall occur if (1) DEPFA and/or the Borrower determines not to pursue and/or abandons the consummation/closing of the DEPFA Transaction, or (2) the Borrower issues a statement expressly stating that the DEPFA Transaction will not be closed/consummated or (3) an event set forth in subsection (a) – (f) of section 12.1 of the DEPFA Agreement occurs.

(iv)
If the Borrower or any Affiliate receives the Termination Fee as contemplated by section 12.3 of the DEPFA Agreement or any payment and/or remittance in lieu or replacement thereof (collectively the “Termination Fee”), then by the close of the first Business Day immediately following the day the Termination Fee is paid/remitted, the Borrower shall remit to the Bank or cause to be remitted to the Bank an amount equal to the Termination Fee (the “2007 PrePayment”) and the Bank shall apply the 2007 PrePayment to reduce the principal balance of the Loan. The Borrower will (and hereby covenants to) use and take commercially reasonable efforts necessary and/or desirable to enforce its rights under the DEPFA Agreement and to receive the Termination Fee.

(v)
In the event that the Borrower is required to seek but unable to obtain an Acceptable Refinancing Commitment by October 31, 2007, then on the last day of each and every Interest Period, occurring after October 31, 2007 until the Maturity Date or the earlier payment in full of the Loan Agreement Obligations (and in lieu of scheduled payments of principal and interest otherwise required by the terms of the Loan Agreement during such period), the Borrower shall (x) make a payment equal to interest at the Interest Rate on the unpaid principal balance of the Loan Agreement Obligations on the last day of immediately preceding Interest Period AND (y) make a payment of $500,000.00 in reduction of the principal balance of the Loan Agreement Obligations. With respect to the Lease, the Borrower shall continue to perform thereunder in accordance with its terms.

(vi)
The Bank acknowledges and agrees that any and all payments made by the Borrower hereafter with respect to the Loan Agreement Obligations or the Lease Obligations shall be made without any prepayment penalty or breakage costs (and the same are hereby waived by the Bank (on its behalf and its affiliates)).

(vii)
Commencing on the date of this letter and continuing for so long as no Waiver Termination Event shall occur, KeyBank and KEF shall waive any and all EODs arising from, in connection with or as a result of the failure of the Borrower to comply with the provisions of Section 5.04 of the Loan Agreement.

In all other respects the Loan Agreement and all other documents delivered by the Borrower to the Bank memorializing the Loan and documents memorializing the obligations of the Borrower to any Affiliates of the Bank remain in full force and effect.

Please confirm the Borrower’s (i) agreement with the foregoing and (ii) agreement that the Bank has exercised reasonable discretion and acted in good faith and in a reasonable commercial manner during the course of the relationship between the Bank and the Borrower from the time of the commencement of the relationship through, and including, the date hereof, by executing this letter as provided below and faxing a signed copy to the undersigned at (518) 257-8539 within forty eight (48) hours following your receipt of this letter.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

BY:  /s/ Peter A. Landauer
Name: Peter A. Landauer
Title: Vice President

KEY EQUIPMENT FINANCE INC. F/K/A KEYCORP LEASING LTD.

BY:  /s/ Peter A. Landauer
Name: Peter A. Landauer
Title: Authorized Signatory

ACCEPTED AND AGREED THIS 6TH DAY OF AUGUST, 2007.

FIRST ALBANY COMPANIES INC.

By: /s/ C. Brian Coad
Name: C. Brian Coad
Title: Chief Financial Officer